UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________

FORM 8-K
_______________

CURRENT REPORT
Pursuant To Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 9, 2007

PHARMATHENE, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-32587	20-2726770
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Park Place, Suite 450, Annapolis, MD	21401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (410) 269-2600

(Former Name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)
□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□ Pre-commencement communications pursuant to Rule 13-e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 9, 2007, the Board of Directors of PharmAthene, Inc. (the “Company”) approved the following compensation recommendations by our Compensation Committee:

▪
to provide to non-employee members of our Board of Directors (“Board”) the following cash compensation: $20,000 cash retainer for all members of the Board, $1,500 cash payment to all members of the Board for in-person meetings in excess of six per year, $15,000 cash retainer for the Audit Committee chair, $5,000 cash retainer for all members of the Audit Committee, $12,000 cash retainer for the Compensation Committee chair, $3,000 cash retainer for all members of the Compensation Committee, $10,000 cash retainer for the Nominating and Governance Committee chair, $2,500 cash retainer for all members of the Nominating and Governance Committee, and $750 cash payment to all committee members for in person meetings in excess of six per year;

▪
pursuant to the 2007 Long-Term Incentive Compensation Plan (the “Plan”), to grant to all non-employee members of our Board an option to purchase 20,000 shares of our common stock, par value $0.0001 per share (“Common Stock”), at an exercise price of $5.25 per share based on the closing price of our Common Stock on the grant date as reported on the American Stock Exchange (“AMEX”) on October 9, 2007, with 50% vesting immediately on the grant date and the remaining 50% vesting on the one year anniversary of the grant date;

▪
pursuant to the Plan, to make future grants on the date of our annual meetings to all non-employee members of our Board an option to purchase 10,000 shares of our Common Stock, at an exercise price per share based on the closing price of our Common Stock on the grant date as reported on the AMEX, and immediately vesting on the grant date; and

▪
to grant a cash bonus of $100,000 to David P. Wright, our President and Chief Executive Officer, and of $50,000 each to Christopher C. Camut, our Chief Financial Officer, and Eric I. Richman, our Vice-President, Corporate Development and Strategic Planning.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHARMATHENE, INC.

Date: October 15, 2007	By:	/s/ David P. Wright
DAVID P. WRIGHT
Chief Executive Officer